January 25, 2006

Northern Lights Fund Trust

450 Wireless Blvd.

Hauppauge, New York 11788

Re:       Northern Lights Fund Trust  on behalf of the Critical Math Fund

(File Nos. 333-122917; 811-21720)
Post-Effective Amendment No. 8 to the Trust’s Registration Statement Registration Statement on Form N-1A

Dear Sir/Madam:

In connection with the filing of Post-Effective Amendment No. 8 to the Registration Statement (the “Registration Statement”) filed by Northern Lights Fund Trust, a Delaware statutory trust (the “Trust”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) and the Investment Company Act of 1940, as amended (the “1940 Act”), covering the shares (the “Shares”) of beneficial interest of the Critical Math Fund, a series of the Trust, we hereby consent to the use of our name as your counsel under “Legal Counsel” in the Prospectus and Statement of Additional Information constituting part of the Registration Statement.  In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act, the 1940 Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP